Exhibit 3.2

Delaware	Page 1

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “VISIONCARE, INC.”, FILED IN THIS OFFICE ON THE FOURTH DAY OF DECEMBER, A.D. 2015, AT 7:28 O`CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State

5824285 8100	Authentication: 10575981
SR# 20151210392	Date: 12-09-15

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
CERTIFICATE OF AMENDMENT	Secretary of State
OF	Division of Corporations
CERTIFICATE OF INCORPORATION	Delivered 07:28 PM 12/04/2015
OF	FILED 07:28 PM 12/04/2015
VISIONCARE, INC.	SR 20151210392 - File Number 5824285

VisionCare, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.	The name of the Corporation is VisionCare, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 29, 2015, under the name VisionCare, Inc.

2.	This Certificate of Amendment of Certificate of Incorporation was duly adopted by unanimous written consent of the board of directors and written consent of the stockholders of the Corporation in accordance with the applicable provisions of Sections 141, 228 and 242 of the General Corporation Law of the State of Delaware.

3.	The Certificate of Incorporation is hereby amended by deleting Section 1 of Article EIGHTH thereof in its entirety and by substituting the following in lieu thereof:

“1. Preferential Payments to Holders of Series A Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event (as defined below), the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount equal to the greater of (i) $15,000,000 in the aggregate, distributed pro rata based on the number of shares of Series A Preferred Stock held by each such holder, and (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock pursuant to Section 5 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event. If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled under this Section 1, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The aggregate amount which a holder of a share of Series A Preferred Stock is entitled to receive under this Sections 1 is hereinafter referred to as the “Series A Liquidation Amount.””

4.	The Certificate of Incorporation is hereby amended by deleting Section 2 of Article EIGHTH thereof in its entirety and by substituting the following in lieu thereof:

“2. Distribution of Remaining Assets. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Series A Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.”

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer this 1st day of December, 2015.

VISIONCARE, INC.

/s/ Wolfgang Tolle
Wolfgang Tolle
President and Chief Executive Officer